Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL THIRD QUARTER RESULTS

Reports Third Quarter Sales of $467 Million and Earnings Per Fully Diluted Share of 22 Cents

WALNUT CREEK, CALIFORNIA, August 8, 2007 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its third quarter ended June 30, 2007.

The Company reported net sales of $467 million, a decrease of eight percent from $507 million in the comparable fiscal 2006 period. Income from operations for the quarter was $37.2 million versus $59.9 million in the year ago period. The Company reported net income for the quarter of $15.5 million, or $0.22 per fully diluted share, compared to net income of $30.7 million, or $0.43 per fully diluted share, in the year ago period. Operating results for the third quarter of fiscal 2006 included a pre-tax net gain of $9.0 million, or $0.08 per fully diluted share, comprised of a $9.9 million gain from the Axelrod litigation settlement less expenses of approximately $0.9 million associated with accelerated brand building and other strategic opportunities. Branded product sales decreased 7%. Sales of other manufacturers’ products decreased 13%. Depreciation and amortization for the quarter was $7.6 million compared to $7.5 million in the year ago period.

“2007 has been a challenging year for the Company, and the results we announced today reflect the lowered expectations we discussed in early June,” said Glenn Novotny, President and Chief Executive Officer of Central Garden & Pet. “As we noted then, an extraordinary rise in grain prices and unfavorable weather conditions across the United States created a ‘perfect storm’.”

“This year’s performance notwithstanding, we have a good business. We are fundamentally optimistic about a rebound in 2008 given the steps we are taking during this challenging time to reduce costs and adjust buying and pricing strategies. These and other initiatives are designed to enable us to react more quickly to dynamics in the marketplace. Our objective is to be more agile and better positioned for improved and more consistent performance for our shareholders in fiscal 2008 and beyond,” Novotny continued.

Net sales for the Garden Products segment were $227 million versus $279 million in the comparable fiscal 2006 period. Garden Products income from operations was $16.1 million versus $27.4 million in the year ago period. Branded product sales decreased 19%. Sales of other manufacturers’ products declined 17%. Net sales for the Pet Products segment were $240 million versus $228 million in the comparable fiscal 2006 period. Pet Products income from operations was $29.9 million versus $29.6 million in the year ago period. Branded product sales increased 8%. Sales of other manufacturers’ products declined 7%.

For the nine months ending June 30, 2007 of fiscal 2007, the Company reported net sales of $1.27 billion, an increase of 6% from $1.20 billion in the comparable 2006 period. Income from operations for the period was $89.3 million versus $115.4 million in the comparable period. Net income for the nine month period was $34.0 million compared to $59.5 million in the year ago period. Diluted earnings per share was $0.47 compared to $0.87 in the year ago period. Branded product sales increased 9% while sales of other manufacturers’ products declined 7%. Depreciation and amortization for the nine month period was $21.9 million compared to $18.6 million in the year ago period.

The Company will discuss its third quarter results on a conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT. Individuals may access the call by dialing 1-866-700-7441 and passcode 90967355 (domestic) or 1-617-213-8839 and passcode 90967355 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 98677760 (domestic) and 1-617-801-6888 and passcode 98677760 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out and; decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and RZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm and; equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30, 2007	June 24, 2006	June 30, 2007	June 24, 2006
Net Sales	$466,778	$506,694	$1,269,836	$1,200,757
Cost of Goods Sold and Occupancy	315,638	334,983	852,980	800,296

Gross Profit	151,140	171,711	416,856	400,461
Selling, General and Administrative Expenses	113,948	111,842	327,509	285,083

Income from Operations	37,192	59,869	89,347	115,378
Interest Expense	(13,198)	(12,213)	(37,296)	(28,784)
Interest Income	292	1,582	1,257	2,869
Other Income	1,194	1,371	2,879	3,223

Income Before Income Taxes and Minority Interest	25,480	50,609	56,187	92,686
Income Taxes	9,495	19,070	20,904	32,362
Minority Interest	470	809	1,284	809

Net Income	$15,515	$30,730	$33,999	$59,515

Basic Earnings Per Common Share:	$0.22	$0.44	$0.48	$0.90
Diluted Earnings Per Common Share:	$0.22	$0.43	$0.47	$0.87
Weighted Average Shares Outstanding
Basic	70,910	70,131	70,730	66,180
Diluted	72,048	72,198	72,066	68,190

Earnings per share have been restated to reflect the Class A common stock dividend issued February 2007.

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2007	September 30, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$15,815	$28,406
Accounts Receivable	276,858	239,172
Inventories	381,748	332,214
Other Current Assets	42,196	34,910

Total Current Assets	716,617	634,702
Property and Equipment — Net	196,653	162,604
Goodwill	566,665	557,820
Deferred Income Taxes and Other Assets	180,516	178,697

Total	$1,660,451	$1,533,823

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$139,715	$122,960
Accrued Expenses	96,827	81,305
Current Portion of Long-Term Debt	3,347	3,039

Total Current Liabilities	239,889	207,304
Long-Term Debt	612,988	565,410
Other Long-Term Obligations	28,853	29,583
Convertible Redeemable Preferred Stock	750	3,000
Minority Interest	1,749	1,167
Shareholders’ Equity	776,222	727,359

Total	$1,660,451	$1,533,823